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[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP


                                                                  EXECUTION COPY

                               DATED 31 JULY 2002

                PECOM ENERGIA S.A. (FORMERLY PEREZ COMPANC S.A.)

                                    as Issuer

                        CITICORP TRUSTEE COMPANY LIMITED

                                   as Trustee



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                          NINTH SUPPLEMENTAL TRUST DEED

                                   Relating to

                       U.S.$300,000,000 9% NOTES DUE 2004
                     U.S.$400,000,000 8.125% NOTES DUE 2007
               IN RESPECT OF A PROGRAMME OF EURO MEDIUM-TERM
                                     NOTES

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                                    CONTENTS
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CLAUSE                                                        PAGE

1.         Interpretation .............................         2
2.         Amendment To The Trust Deed ................         2
3.         Full Force And Effect ......................         5
4.         Fees, Costs And Expenses ...................         5
5.         Memorandum .................................         6
6.         Governing Law And Jurisdiction .............         6
7.         Counterparts ...............................         6
8.         Contracts (Rights Of Third Parties) Act 1999         6


THIS NINTH SUPPLEMENTAL TRUST DEED is dated 31 July 2002

BETWEEN:

(1)   PECOM ENERGIA S.A. (formerly Perez Companc S.A.) (the "ISSUER"); and

(2) CITICORP TRUSTEE COMPANY LIMITED, (the "TRUSTEE", which expression shall, where the context so admits, include all persons for the time being the trustee or trustees of this Ninth Supplemental Trust Deed).

WHEREAS

(A) The Issuer and the Trustee entered into a trust deed (the "PRINCIPAL TRUST DEED") dated 29 June 1993 relating to the establishment of a programme for the issuance of Euro Medium-Term Notes (the "PROGRAMME");

(B) The Principal Trust Deed was supplemented by a supplemental trust deed dated 13 January, 1995 (the "SUPPLEMENTAL TRUST DEED"), a second supplemental trust deed dated 11 September, 1995 (the "SECOND SUPPLEMENTAL TRUST DEED"), a third supplemental trust deed dated 9 January, 1996 (the "THIRD SUPPLEMENTAL TRUST DEED"), a fourth supplemental trust deed dated 2 May, 1996 (the "FOURTH SUPPLEMENTAL TRUST DEED"), a fifth supplemental trust deed dated 8 January, 1997 (the "FIFTH SUPPLEMENTAL TRUST DEED"), a sixth supplemental trust deed dated [ ] May 1997, (the "SIXTH SUPPLEMENTAL TRUST DEED"), a seventh supplemental trust deed dated 21 December, 1998 (the "SEVENTH SUPPLEMENTAL TRUST DEED"), and an eighth supplemental trust deed dated 28 November, 2000 (the "EIGHTH SUPPLEMENTAL TRUST DEED"). The Principal Trust Deed, the Supplemental Trust Deed, the Second Supplemental Trust Deed, the Third Supplemental Trust Deed, the Fourth Supplemental Trust Deed, the Fifth Supplemental Trust Deed, the Sixth Supplemental Trust Deed, the Seventh Supplemental Trust Deed and the Eighth Supplemental Trust Deed are together referred to herein as the "TRUST DEED");

(C) The Issuer currently has US$300,000,000 9% Notes due 2004 and US$400,000,000 8.125% Notes due 2007, each in an initial aggregate principal amount outstanding under the Programme.

(D) The holders for the time being of all the 2004 Notes and the 2007 Notes (as defined below) resolved pursuant to Extraordinary Resolutions dated 10 July 2002 that the terms and conditions of the 2004 and 2007 Notes and any further Notes issued under the Programme and the Trust Deed be amended as set out herein.

(E) The Trustee, in accordance with the Extraordinary Resolutions, and the Issuer, by its execution of this Ninth Supplemental Trust Deed, consent and agree to such amendments.

(F)   This Ninth Supplemental Trust Deed is supplemental to the Trust Deed.

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NOW THIS DEED WITNESSES AND IT IS HEREBY DECLARED AS FOLLOWS:

1.    INTERPRETATION

1.1 Save as otherwise provided in this Ninth Supplemental Trust Deed, all words and expressions defined in the Trust Deed shall, where the context so requires and admits, have the same meaning in this Ninth Supplemental Trust Deed.

1.2   In addition, the following terms have the meanings set out below:

      "2004 NOTEHOLDERS" means the Noteholders of the 2004 Notes;

      "2004 NOTES" means the U.S.$300,000,000 9% Notes due 2004;

      "2007 NOTEHOLDERS" means the Noteholders of the 2007 Notes; and

      "2007 NOTES" means the U.S.$400,000,000 8.125% Notes due 2007.

2.    AMENDMENT TO THE TRUST DEED

2.1   The Trust Deed is hereby amended as follows:

      2.1.1 Clause 12(B) of the Trust Deed shall be deleted and the following paragraph added in substitution therefor:

            "(B) Consolidation, Merger, Conveyance or Transfer:

            The Issuer may not consolidate with or merge into any other corporate entity or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor shall expressly assume by a supplemental trust deed the due and punctual payment of the principal of (and premium, if any), interest and any Additional Amounts payable under Condition 8, on all the outstanding Notes and the performance of every covenant in the Trust Deed and the Conditions on the part of the Issuer to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Issuer shall have delivered to the Trustee an officers' certificate and an opinion of counsel satisfactory to the Trustee, each stating that such consolidation, merger, conveyance or transfer and such supplemental trust deed comply with the foregoing provisions. In the case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Issuer, as obligor of the Notes, with the same effect as if it had been originally named in the Trust Deed as such obligor. In the event of any such conveyance or transfer, the Issuer as the predecessor obligor may be dissolved, wound up at any time thereafter."

2.1.2 The Sixth Schedule shall be amended as follows:

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      (a)   paragraph 2(b)(ii) shall be amended to read:

            "(ii) A holder of a Registered Note which is a corporation may, by delivering to the Principal Paying Agent not less than three business days before the time fixed for any meeting a resolution of its directors or other governing body, authorise any person to act as its representative (a "representative") in connection with any meeting or proposed meeting of Noteholders"

      (b)   paragraph 4(a) shall be amended to read:

            "4. (a) At least 21 days' notice (exclusive of the day on which the notice is given and of the day of the meeting) shall be given to the Noteholders. A copy of the notice shall be given by the party convening the meeting to the other party to this Trust Deed. The notice shall specify the day, time and place of meeting, be given in the manner provided in the Conditions and shall also specify any record date fixed by the Issuer and, unless the Trustee otherwise agrees, the nature of the resolutions to be proposed and shall include a statement to the effect that Bearer Notes may be deposited with (or to the order of) any Paying Agent for the purpose of obtaining voting certificates or appointing proxies until 3 business days before the time fixed for the meeting but not thereafter and that the holders of Registered Notes may appoint proxies by executing and delivering a form of proxy to the specified office of a Transfer Agent not later than three days before the time fixed for the meeting or, in the case of corporations, may appoint representatives by resolution of their directors or other governing body and by delivering an executed, notarised and apostilled copy of such resolution to the Transfer Agent not later than three days before the time fixed for the meeting."

      (c)   paragraph 19 shall be amended to read:

            "19. (a) An Extraordinary Resolution of Noteholders must be passed for the purpose of making any modification to the provisions contained in this Trust Deed, the Notes or the Coupons which would have the effect of:

            (i) postponing the maturity of the Notes or the dates on which interest is payable in respect of the Notes; or

            (ii) reducing or cancelling the principal amount of, or interest on, the Notes; or

            (iii) changing the currency of payment of the Notes; or



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            (iv)  modifying the provisions contained in this Schedule concerning the quorum required at any meeting of the Noteholders or the majority required to pass an Extraordinary Resolution; or

            (v) sanctioning the exchange or substitution for the Notes of, or the conversion of the Notes into, shares, bonds, or other obligations or Notes of the Issuer or any other entity; or

            (vi) authorising anyone to concur in and do anything necessary to carry out and give effect to an Extraordinary Resolution; or

            (vii) giving any authority, direction or sanction required to be given by Extraordinary Resolution; or

            (viii) appointing any persons (whether Noteholders or not) as a committee or committees to represent the interests of the Noteholders and conferring upon them any powers or discretions which the Noteholders could themselves exercise by Extraordinary Resolution; or

            (ix)  amending this proviso.

      (d) a meeting of Noteholders shall, subject to the Conditions, without prejudice to any powers conferred on other persons by this Trust Deed, have powers exercisable by Ordinary Resolution:

            (i) to sanction any proposal by the Issuer or the Trustee for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Noteholders and/or the Couponholders against the Issuer whether or not these rights arise under this Trust Deed; except in those cases where any such modification, abrogation, variation, compromise or arrangement has the effect set out in any of the paragraphs 19(a)(i)-(ix) above, in which case an Extraordinary Resolution will be necessary;

            (ii) to assent to any modification of this Trust Deed, the Notes or the Coupons which shall be proposed by the Issuer or the Trustee, except where such modification has the effect set out in any of the paragraphs 19(a)(i)-(ix) above, in which case an Extraordinary Resolution will be necessary;

            (iii) to approve a proposed new Trustee and to remove a Trustee; and

            (iv) to discharge or exonerate the Trustee from any liability in respect of any act or omission for which it may become responsible under this Trust Deed, the Notes and the Coupons."



                                      -4-
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            (e)   a paragraph 24 shall be added that states:

                  "24. The expression "Ordinary Resolution" means in relation to a meeting of Noteholders held in London or Buenos Aires a resolution passed at a meeting of Noteholders duly convened and held in accordance with these provisions with the approval of at least 51% of the votes cast."

            (f)   a paragraph 25 shall be added that states:

                  "25. To the extent that any of the provisions of this Sixth Schedule to the Trust Deed do not conform to the requirements of the Negotiable Obligations Law, then the provisions of the Negotiable Obligations Law shall govern in such instance."; and

2.2 The terms and conditions of the Notes set out in the form of Definitive Bearer Note set out in the Third Schedule of the Trust Deed are hereby amended as follows:

      2.2.1 Condition 4 (Negative Pledge and Certain Other Covenants) shall be deleted;

      2.2.2 Condition 9 (Events of Default) shall be amended by deleting paragraphs contained in (b)-(j) and the proviso below paragraph (j);

      2.2.3 Condition 12 (Meeting of Noteholders, Modification, Waiver and Substitution) shall be amended by adding the following sentence at the end of Condition 12:

            "In the event of conflict between the provisions of Argentine law and the provisions of this Schedule relating to holding of meetings, quorum and majority requirements, or any other aspect related to Noteholders meetings, the provisions of the Argentine law shall prevail."

3.    FULL FORCE AND EFFECT

      Save as expressly modified by this Ninth Supplemental Trust Deed, the Trust Deed, the Notes and the Coupons shall remain in full force and effect. The Trust Deed and this Ninth Supplemental Trust Deed shall henceforth be read and construed in conjunction as one deed.

4.    FEES, COSTS AND EXPENSES

4.1 As a condition precedent to the Trustee executing this Ninth Supplemental Trust Deed, the Issuer undertakes to pay all outstanding costs, fees and disbursements (including legal fees value added tax and any other applicable taxes) of the Trustee.

4.2 The Issuer shall, from time to time on demand of the Trustee, reimburse the Trustee for all fees, costs and expenses (including legal fees and disbursements) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Ninth Supplemental Trust Deed and in connection with the drafting, preparation


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      and negotiation of all matters relating to the Extraordinary Resolutions and the holding of the meetings the 2004 Noteholders and the 2007 Noteholders.

4.3 The Issuer shall, from time to time on demand of the Trustee, reimburse the Trustee for all fees, costs and expenses (including legal fees and disbursements) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement and/or exercise of any of its rights under this Ninth Supplemental Trust Deed.

4.4 The Issuer shall pay all stamp, registration and other taxes to which this Ninth Supplemental Trust Deed or any judgment given in connection herewith is or at any time may be subject and shall indemnify the Trustee against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

4.5 The Issuer shall indemnify and keep the Trustee (and, without limitation, its directors, officers, agents and employees) indemnified and hold each of them harmless from and against any and all losses, liabilities, claims, actions, damages, fees and expenses, (including lawyers' fees and disbursements), arising out of or in connection with this Ninth Supplemental Trust Deed, save as are caused by their own gross negligence or wilful default.

5.    MEMORANDUM

      A memorandum of the execution of this Ninth Supplemental Trust Deed shall be appended to each original of the Trust Deed by the Trustee and the Issuer.

6.    GOVERNING LAW AND JURISDICTION

      This Ninth Supplemental Trust Deed is governed by, and shall be construed in accordance with, the laws of England. The provisions of Clause 18(B) and (C) of the Trust Deed shall be incorporated by reference into this Ninth Supplemental Trust Deed, mutatis mutandis.

7.    COUNTERPARTS

      This Ninth Supplemental Trust Deed may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original.

8.    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

      No person shall have any right to enforce any provision of this Ninth Supplemental Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS WHEREOF this Ninth Supplemental Trust Deed has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first before written.

                                      -6-
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THE ISSUER

Executed as a deed by
PECOM ENERGIA S.A.
Acting by:



Attorney-in-fact                                             LUIS M.SANS



Attorney-in-fact                                             ESTEBAN J DIEZ PENA





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
THE TRUSTEE

Executed as a deed by
CITICORP TRUSTEE
COMPANY LIMITED
Acting by:

Director                                                      VIOLA JAPAUL



Director/Secretary                                            CHRIS J. WILSON


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